Exhibit (a)(5)(C)

NEWS RELEASE

LINNCO ANNOUNCES EXTENSION OF EXCHANGE OFFER

HOUSTON, April 18, 2016 – LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today that it has extended the expiration of its previously announced offer to exchange each outstanding unit of LINN Energy, LLC (NASDAQ: LINE) (“LINN”) for one LinnCo share (the “Exchange Offer”) to 12:00 midnight, New York City time, on April 25, 2016. All of the other terms and conditions of the Exchange Offer remain unchanged.

American Stock Transfer & Trust Company, LLC, the exchange agent for the Exchange Offer, has advised that, as of 5:00 p.m., New York City time, on April 15, 2016, a total of approximately 55,490,588 LINN units were validly tendered and not validly withdrawn in the Exchange Offer. LINN unitholders who have already tendered their LINN units do not have to re-tender their LINN units or take any other action as a result of the extension of the Exchange Offer.

The Exchange Offer is being made upon and is subject to the terms and conditions set forth in the Prospectus/Offer to Exchange dated April 18, 2016 (the “Prospectus”) and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”). LinnCo’s obligation to accept for exchange the LINN units validly tendered in the Exchange Offer is subject to the effectiveness of the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2016, as amended by Amendment No. 1 to Registration Statement on Form S-4, filed with the SEC on April 6, 2016, and Amendment No. 2 to Registration Statement on Form S-4, filed with the SEC on April 18, 2016, of which the Prospectus is a part, and the lack of legal prohibitions.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell LINN units or any other securities. The Exchange Offer is being made only pursuant to the Prospectus and only in such jurisdictions as is permitted under applicable law.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the LINN units, nor is it a substitute for the registration statement and the exchange offer materials that LinnCo has filed with the SEC. THE EXCHANGE OFFER MATERIALS (INCLUDING A PROSPECTUS/OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) CONTAIN IMPORTANT INFORMATION. LINN UNITHOLDERS ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT LINN UNITHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR UNITS. The Prospectus, the related Letter of Transmittal and certain other exchange offer documents are available to all LINN unitholders at no expense to them. The exchange offer materials are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting LinnCo’s Investor Relations department at (281) 840-4193 or D.F. King & Co., Inc., the information agent for the Exchange Offer, at (877) 297-1738.

In addition to the Prospectus, the related Letter of Transmittal and certain other exchange offer documents, LinnCo and LINN file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by LinnCo and LINN at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. LinnCo’s and LINN’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that LinnCo expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about the timetable for the completion of the Exchange Offer. These statements are based on certain assumptions made by LinnCo based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond LinnCo’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the failure of the Exchange Offer to be consummated for any reason, financial performance and results, the significant amount of indebtedness under LINN credit facilities and senior notes, access to capital markets, availability of sufficient cash flow to execute LINN’s business plan, implementation of LINN’s expense reduction strategy, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, the ability to replace reserves and efficiently develop current reserves, the regulatory environment, and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. See “Risk Factors” in LinnCo’s and LINN’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. Any forward-looking statement speaks only as of the date on which such statement is made.

Contacts:	LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President – Investor and Public Relations
(281) 840-4193

Sarah Nordin, Public Relations and Media
(713) 904-6605